Exhibit 10.2
April 27, 2020
Ms. Bonnie Brooks

Dear Bonnie:

It is with great pleasure that we offer you the opportunity to continue with Chico’s FAS, Inc. as the Executive Chair of our Board of Directors. Please let this letter serve as an offer for this position and your acceptance of that offer. The following will outline the specifics:

Position:            Executive Chair of the Board of Directors of Chico’s FAS, Inc.

Reports to:           Board of Directors of Chico’s FAS, Inc.

Start Date:         June 24, 2020, subject to work authorization

Base Salary:     $500,000.00 annually
Incentive Cash Bonus:
Target of 100% of base salary earned during the remainder of the FY20 performance period (June 24, 2020 through January 2021), which is contingent upon the achievement of corporate financial objectives. For February to June 24, 2020, your annual bonus be prorated based on your target bonus and performance in your Chief Executive Officer and President role.

The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified by the Board of Directors from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential. Bonus is typically paid in March, after the conclusion of the fiscal year.
All other aspects of your compensation and benefits remain the same as outlined in your July 18, 2019 offer letter, except as to equity grants which are not part of your compensation for this role and PTO policies which are not applicable. In this role, you will not receive separate compensation for your service as a director of the Company. The terms of this offer letter are also subject to the terms of the letter agreement dated March 31, 2020 agreeing to reduce your base salary by 50% beginning April 5, 2020 until further notice.
Please indicate your acceptance of the above by signing below and returning to my attention.

Sincerely,

/s/ David Walker
David Walker
Chairman of the Board of Directors
Chico’s FAS, Inc.

Accepted By:     /s/ Bonnie Brooks
    Bonnie Brooks

Date:         April 29, 2020

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200